EXHIBIT 10.2

                         AGREEMENT REGARDING PARTNERSHIP

        This Agreement is entered into as of the 18th day of May, 1993 by and between OEDC Exploration & Production, L.P., a Texas limited partnership ("OEDC"), and Enron Finance Corp., a Delaware corporation ("EFC").

        Reference is here made for all purposes to that certain Agreement of Limited Partnership (the "Partnership Agreement") dated March 2, 1993 creating South Dauphin Partners Ltd., a Texas limited partnership (the "Partnership") of which each of OEDC and EFC are partners. Except as specifically modified hereby, capitalized terms used, but not defined, herein shall have the meanings ascribed to them in the Partnership Agreement.

        Since the formation of the Partnership, OEDC has contributed to the Partnership the properties and rights set forth in the first two sentences of
Section 4.01(a) of the Partnership Agreement; and EFC has made various cash contributions to the Partnership.

        Pursuant to that certain Purchase and Sale Agreement dated March 3, 1993 between the Partnership and Enron Reserve Acquisition Corp. ("ERAC"), as amended by that certain Closing Agreement of even date herewith (collectively the "Purchase Agreement"), the Partnership has sold, the Production Payment in and to certain oil and gas leaseholds owned by the Partnership for the aggregate consideration of $5,300,000, of which $4,000,000 has been paid to and received by the Partnership on this date.

        The parties hereto desire to make a special distribution of cash to EFC, as a Limited Partner of the Partnership, and to establish provisions for future Capital Contributions to the Partnership by OEDC and EFC.

        In consideration of the foregoing and in furtherance of the provisions of the Partnership Agreement, the parties hereto agree as follows:

        1. OEDC and EFC agree that the Partnership shall make a special distribution of cash to EFC on the date hereof in an amount equal to $4,000,000, being that amount received from ERAC under and pursuant to the Purchase Agreement as a portion of the purchase price for the Production Payment. For purposes of paragraph 4.01(b) of the Partnership Agreement, it shall be agreed and stipulated that EFC contributed to the Partnership $500,000 on April 26, 1993 and $607,552.70 on May 17, 1993, that no other Capital Contributions have been made by EFC to the Partnership and that EFC shall be obligated to fulfill its agreement to contribute the remaining portion of its agreed total Capital Contribution of $4,500,000 in increments of at least $500,000 as set forth in 4.01(b) of the Partnership Agreement with such sums to be credited as Capital Contributions for all purposes (including without limitation the determination of Payout) under the Partnership on the dates such

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sums are hereafter contributed. It is also agreed that once EFC fulfills such obligation, OEDC, as General Partner shall invoice ERAC under the Purchase Agreement for the remaining portions of the purchase price for the Production Payment; provided that all sums attributable to such purchase price shall be invoiced to ERAC no later than December 31, 1993, regardless of the needs of the Partnership for such cash.

        2. Upon the execution hereof, OEDC shall contribute to the Partnership those amounts set forth in the last sentence of Section 4.01(a). It is also recognized that the contributions by OEDC pursuant to the fourth sentence of
Section 4.01(a) have not yet been made and OEDC reaffirms its obligation to make the contributions described therein to the Partnership. On behalf of the Partnership, OEDC is negotiating to acquire certain overriding royalty interests in Mobile Bay Blocks 90 and 91 from Thomas E. Clements, Jr. (the "Clements Override") for a sum of $115,000. If the Clements Override is purchased at such price, OEDC shall contribute to the Partnership $23,000.00, being its 20% share of the acquisition costs to be borne by the Partnership for the Clements Override, with such amount being in addition to all other Capital Contributions made or to be made by OEDC to the Partnership; and EFC agrees to contribute to the Partnership the sum of $92,000.00 being EFC's 80% portion of said purchase price for the acquisition of the Clements Override, with such amount being in addition to all other Capital Contributions made or to be made by EFC to the Partnership.

        3. If and to the extent the Mandatory Operations are completed prior to the expenditure of all funds that are contributed by EFC under Section 4.01(b) of the Partnership Agreement and received by the Partnership from ERAC under the Purchase Agreement, any excess funds shall be distributed to OEDC and EFC in accordance with the provisions of Section 5.04 of the Partnership Agreement.

        4. Where the terms "Excess Gas Contract", "Area of Interest Agreement" and "Production and Delivery Agreement" are used in the Partnership Agreement, all such terms shall refer to those documents dated as of May 18, 1993 and attached to the Closing Agreement dated May 18, 1993 between the Partnership and ERAC. The term "Production Payment Purchase Agreement" shall mean the agreement so designated, as amended by the above-mentioned Closing Agreement. The term "Gathering Agreement" shall mean that certain Letter Agreement dated January 13, 1993 (the rights under which are now owned by the Partnership) and any gathering agreement executed by the Partnership and Dauphin Island Gathering Company, L.P. pursuant thereto.

        The parties hereto do hereby ratify the Partnership Agreement, as modified hereby, and recognize that the Partnership is valid and subsisting and enforceable in accordance therewith and do hereby reaffirm and restate, as of the date hereof, all of the representations, warranties, covenants and agreements set forth therein.

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        IN WITNESS WHEREOF, the parties hereto have set their hands as of the date first set forth above.

                                                   OEDC EXPLORATION &
                                                   PRODUCTION, L.P., as a
                                                   General Partner and a Limited
                                                   Partner of South Dauphin
                                                   Partners Ltd., by OEDC, Inc.,
                                                   its General Partner


                                                   By /s/ GAYLEN J. BYKER
                                                          Gaylen J. Byker
                                                          Vice President

                                                   ENRON FINANCE CORP., as a
                                                   Limited Partner of South
                                                   Dauphin Partners Ltd.


                                                   By /s/ C. JOHN THOMPSON
                                                          C. John Thompson
                                                          Vice President

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